Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated August 13, 2020 relating to the consolidated financial statements of Tapestry, Inc. and subsidiaries, and the effectiveness of the Tapestry, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Tapestry, Inc. for the year ended June 27, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
February 12, 2021